Exhibit 99.2

Cision Acquires CEDROM-SNi Inc.

CHICAGO, Dec. 20, 2017 /PRNewswire/ -- Cision, Ltd. (NYSE: CISN) ("Cision") announced today that it has acquired CEDROM-SNi Inc. ("CEDROM"), a Montréal-based firm specializing in digital media monitoring solutions. The acquisition allows CEDROM customers to benefit immediately from Cision's complementary product offerings, including the Cision Communications Cloud® and the CNW news distribution network. The acquisition will also provide Cision's existing global customer base with enhanced access to thousands of sources of media content from print, radio, television, web and social media, helping them better understand and quantify the impact of their communications and media coverage in both Canada and France.

CEDROM, with approximately 110 employees in Montréal, Québec City, Ottawa, Toronto and Paris, offers media monitoring and analytical services through its digital solution, Eureka.cc in Canada, and its European counterpart, Europresse.com in France. CEDROM serves a varied clientele, consisting of large corporate enterprises, government agencies, media companies, and advertising and public relations agencies, among others.

"The acquisition of CEDROM opens up a number of important new customer relationships for Cision in both Canada and France," said Kevin Akeroyd, Chief Executive Officer of Cision. "It's an excellent strategic fit for us within our overall portfolio, and helps to strengthen our global offering."

About Cision
Cision Ltd. (NYSE: CISN) is a leading global provider of earned media software and services to public relations and marketing communications professionals. Cision's software allows users to identify key influencers, craft and distribute strategic content, and measure meaningful impact. Cision has over 3,000 employees with offices in 15 countries throughout the Americas, EMEA, and APAC. For more information about its award-winning products and services, including the Cision Communications Cloud®, visit www.cision.com and follow Cision on Twitter @Cision.

About CEDROM-SNi
CEDROM-SNi is a leading provider of digital reproduction rights for hundreds of Québec and foreign media outlets. CEDROM-SNi's public relations workflow platform, Eureka.cc, provides thousands of customers in Québec and in France with the ability to search, analyze and conduct media monitoring in an evolving digital media environment.

Media Contact
Nick Bell
VP, Marketing Communications
CisionPR@cision.com

Investor Contact:
Jack Pearlstein
Chief Financial Officer
Jack.Pearlstein@Cision.com